Exhibit 5
                            Richard A. Kalaher, Esq.
                   Vice President, General Counsel & Secretary
                        American Standard Companies Inc.
                              One Centennial Avenue
                          Piscataway, New Jersey 08854




                                                              November 18, 1997

American Standard Companies Inc.
One Centennial Avenue
Piscataway, New Jersey 08855-6420

Gentlemen:

                  You have asked me, as General Counsel of American Standard Companies Inc.(the "Company"), to render my opinion regarding certain matters in connection with a Registration Statement on Form S-8 (the "Registration
Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering 1,000,000 shares ("Shares") of the Common Stock, par value $0.01 per share, of the Company issuable pursuant to the Company's Employee Stock Purchase Plan (the "Plan").

                  I have examined, or caused to be examined, the Restated Certificate of Incorporation and Amended By-laws of the Company, as amended to date, the records of its corporate proceedings, the Plan, the Registration Statement and such other documents as I have deemed necessary in connection with the opinion hereinafter expressed.

                  Based on the foregoing, I am of the opinion that the Shares, when purchased under the Plan, will be validly issued and outstanding, fully-paid and nonassessable shares of the Company's Common Stock.

                  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                               Very truly yours,
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